Exhibit 99.1

BLUE COAT REPORTS NET REVENUE FOR FIRST QUARTER FISCAL 2007

SUNNYVALE, Calif., August 16, 2006—Blue Coat® Systems (NASDAQ: BCSI), a leader in secure content and application delivery, today reported its net revenue for the first fiscal quarter of 2007 ended July 31, 2006. Net revenue for the first fiscal quarter of 2007 was $36.2 million, an increase of 8.4% compared to net revenue of $33.4 million for the same quarter last year and a slight increase compared to net revenue of $35.9 million in the prior quarter.

Blue Coat ended the quarter with cash, cash equivalents, short-term investments, and restricted investments totaling $100.4 million, an increase of $41.9 million from the prior quarter due primarily to the closing of the investment by Francisco Partners and Sequoia Capital in June 2006. Approximately $24 million of the proceeds from the private placement are anticipated to be used in the acquisition of the assets of the NetCache business from Network Appliance.

For the second fiscal quarter ending October 31, 2006, the Company currently anticipates net revenue in the range of $37.0—$38.0 million, excluding the impact of the acquisition of the NetCache business.

Review of Stock Option Granting Practices and Status of Nasdaq Listing

As announced on July 14, 2006, an independent committee appointed by the Company’s Board of Directors is conducting a review of the Company’s historical stock option granting practices. Because this investigation has not been completed, the Company has delayed the filing of its Form 10-K for the fiscal year ended April 30, 2006. In addition, until the independent committee completes its review, the Company will not be able to provide a detailed income statement and balance sheet for the first quarter of fiscal 2007. Accordingly, the financial results for the first fiscal quarter of 2007 and prior periods are not included in this announcement. The Company is working diligently to complete its review and intends to file its Form 10-K for the fiscal year ended April 30, 2006 as soon as is practicable after the completion of the review.

On August 3, 2006, the Company announced it had received a notice of non-compliance from the Nasdaq Stock Market. As a result, Nasdaq began broadcasting an indicator of the Company’s non-compliance on August 4, 2006. The Company’s hearing before a Nasdaq Listing Qualifications Panel is scheduled for September 14, 2006.

Conference Call & Webcast

The Company will host a conference call today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Participants should call (612) 332-1025 with the passcode: 839647. A replay of the call will be available starting Wednesday, August 16, 2006 at 5:30 p.m. Pacific Time (8:30 p.m. Eastern Time), and can be accessed by calling (320) 365-3844 with the passcode: 839647. An audio Webcast of the call will also be available at http://www.bluecoat.com/aboutus/investor_relations.

About Blue Coat Systems

Blue Coat secures Web communications and accelerates business applications across the distributed enterprise. Blue Coat’s family of appliances and client-based solutions – deployed in branch offices, Internet gateways, end points, and data centers – provide intelligent points of policy-based control enabling IT organizations to optimize security and accelerate performance between users and applications. Blue Coat has installed more than 25,000 appliances worldwide and is ranked #1 by IDC in the Secure Content and Application Delivery segment. Blue Coat is headquartered in Sunnyvale, California, and can be reached at (408) 220-2200 or www.bluecoat.com.

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FORWARD LOOKING STATEMENTS: The statements contained in this press release that are not purely historical are forward-looking statements, including statements regarding expected net revenue in the second fiscal quarter of 2007, the expected use of proceeds from the private equity investment, and statements regarding Blue Coat Systems’ expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Blue Coat Systems as of the date hereof, and Blue Coat Systems assumes no obligation to update any such forward-

looking statements. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to, the final conclusions of the Board of Directors, the Audit Committee, the independent committee, and the Company’s independent public accountants concerning matters related to the Company’s stock option grants; the inability of the Company to obtain a sufficient extension from Nasdaq to file its Form 10-K to avoid delisting; the Company’s inability to comply with requirements imposed by Nasdaq for continued listing; the Company’s inability to file its Form 10-K in accordance with the Securities Exchange Act of 1934; the review and audit by the Company’s independent auditor of the Company’s fiscal 2006 financial statements; the outcome of inquiries initiated by the Securities and Exchange Commission; additional information or actions resulting from the continued review by the Company’s independent committee; as well as other risks more fully described in the “Risk Factors” section of the Company’s quarterly report on Form 10-Q for the quarter ended January 31, 2006.

Note: All trademarks, trade names or service marks used or mentioned herein belong to their respective owners.

Media Contact:	Steve Schick Blue Coat Systems steve.schick@bluecoat.com 408-220-2076	Investor Contact:	Carla Chun Blue Coat Systems carla.chun@bluecoat.com 408-220-2318